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                             MEDIA ARTS GROUP, INC.
                                EXHIBIT 11.01

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)  (1)

                                      Three months        Nine months
                                   Ended December 31    Ended December 31
                                  ___________________   __________________
                                    1996       1997      1996      1997
                                  ________    _______   _______   _______
Income from continuing operations    1,804      4,189     1,967     8,393
Loss from discontinued operations        -          -   (13,630)        -
                                   _______    _______   _______   _______

Net income (loss)                  $ 1,804    $ 4,189  $(11,663)  $ 8,393
                                   =======    =======   =======   =======


Weighted average common shares
 outstanding                         9,867     11,083     9,867    11,049
Common shares issuable on
 exercise of options and
 warrants (2)                           65        921        63       483
                                   _______    _______   _______   _______
Weighted average common and
 common equivalent shares
 outstanding                         9,932     12,004     9,930     11,532
                                   =======    =======   =======    =======

Earnings per common share:
Income from continuing operations  $  0.18    $  0.38   $  0.20   $  0.76
Loss from discontinued operations        -          -     (1.38)        -
                                   _______    _______   _______   _______
Net income (loss)                     0.18       0.38     (1.18)     0.76
                                   =======    =======   =======   =======
Earnings per common share
 assuming dilution:
Income from continuing operations     0.18       0.35      0.20      0.73
Loss from discontinued operations        -          -     (1.37)        -
                                   _______    _______   _______   _______
Net income (loss)                  $  0.18    $  0.35   $ (1.17)  $  0.73
                                   =======    =======   =======   =======



(1) This Exhibit should be read with Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

(2) The computation of common and common stock equivalents utilizes the treasury stock method.